EXHIBIT 5.1

[Letterhead of McGuireWoods LLP]

November 22, 2013

Ferrellgas Partners, L.P.
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210

Re: Offering of Common Units

Ladies and Gentlemen:

We have acted as special counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the offer and sale by the Partnership of an aggregate of 62,600 common units representing limited partner interests in the Partnership (the “Securities”), pursuant to the Asset Purchase and Noncompetition Agreement dated November 22, 2013 (the “Purchase Agreement”), between Ferrellgas, L.P., a Delaware limited partnership, on one hand, and KanGas Corporation, a Kansas corporation, Ronald Clemens, Aric Clemens, Zelma Clemens and Olivia Osborn, on the other hand.

The Securities were offered and sold pursuant to a prospectus dated March 24, 2006 (the “Prospectus”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 24, 2006, which is part of the Registration Statement on Form S-4 (Registration No. 333-132340) (the “Registration Statement”), which Registration Statement was filed on March 10, 2006, pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a) the Registration Statement;

(b) the Prospectus; and

(c) the Purchase Agreement;

In addition, we have examined and relied upon the following:

(i) certificates (the “General Partner Certificates”) from officers of Ferrellgas, Inc., a Delaware corporation and general partner of the Partnership (the “General Partner”), certifying as to, among other things, (A) true and correct copies of the certificate of limited partnership and the limited partnership agreement of the Partnership; (B) true and correct copies of the certificate of limited partnership and the limited partnership agreement of Ferrellgas, L.P.; (C) true and correct copies of the certificate of incorporation and the bylaws of the General Partner; and (D) resolutions of the board of directors of the General Partner; and

(ii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

As used herein, the following terms have the respective meanings set forth below:

“Applicable Law” means the Delaware Act, the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the relevant federal laws of the United States.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act.

Assumptions Underlying Our Opinions

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following.

(a) Factual Matters. To the extent that we have reviewed and relied upon the General Partner Certificates, all of such certificates, representations and assurances are accurate with regard to factual matters.

(b) Signatures. The signatures of individuals signing the Purchase Agreement are genuine and authorized.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Legal Capacity of Certain Parties. All parties to the Purchase Agreement are validly existing and in good standing in their respective jurisdictions of formation and have the capacity and full power and authority to execute, deliver and perform the Purchase Agreement, except that no such assumption is made as to Ferrellgas, L.P. All individuals signing the Purchase Agreement have the legal capacity to execute such Purchase Agreement.

(e) Authorization, Execution and Delivery of the Purchase Agreement by Certain Parties. The Purchase Agreement has been duly authorized by all necessary corporate, limited liability company, partnership or other action on the part of the parties thereto and have been duly executed and delivered by such parties, except that no such assumption is made as to Ferrellgas, L.P.

(f) Binding on Certain Parties. The Purchase Agreement is a valid and binding obligation of the parties thereto, enforceable against the parties thereto in accordance with its terms, except that no such assumption is made as to Ferrellgas, L.P.

(g) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the Purchase Agreement. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Purchase Agreement.

Our Opinion

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Securities, when issued in accordance with the terms and provisions of the Purchase Agreement, and upon Ferrellgas L.P.’s receipt of the consideration set forth in the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable (except as non-assessability may be affected by certain provisions of the Delaware Act).

Matters Excluded from Our Opinions

We express no opinion with respect to any matter pertaining to the contents of the Registration Statement or the Prospectus other than as expressly stated herein.

Qualifications and Limitations Applicable to Our Opinion

The opinions set forth above are subject to the following qualifications and limitations:

(a) Applicable Law. Our opinion is limited to the Applicable Law, and we do not express any opinion concerning any other law.

(b) Bankruptcy. Our opinion is subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, laws relating to preferences, fraudulent transfers and equitable subordination), reorganization, moratorium and other similar laws affecting creditors’ rights generally.

(c) Equitable Principles. Our opinion is subject to the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

Miscellaneous

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to us in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are “experts,” within the meaning of that term as used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus, including this opinion as an exhibit or otherwise.

The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion letter if any Applicable Laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation.

Very truly yours,

/s/ McGuireWoods LLP